Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
July 31, 2008
Comments by Steve Menzies

Thank you, Tim.  Good morning!

TrinityRail had another solid performance during the 2nd quarter of 2008. Operating profits and margins held steady as continued gains in productivity help to offset the impact of a competitive pricing environment and increases in raw materials’ costs. Operating margins for the 2nd quarter were 12.3% compared to 16.1% a year earlier and 13.6% during the 1st quarter 2008. We have been able to keep our volumes stable which has enabled us to retain the production efficiencies we gained during the last few years. We anticipate continued benefits from lean manufacturing initiatives at our production facilities, as well. Our highly seasoned operations group is doing an outstanding job driving further efficiencies and cost reductions. We do, however, expect our operating margins to decline over the balance of 2008 amid a highly competitive sales environment and rising raw materials’ costs. The cost to build a railcar will continue to rise in 2009 driven by further significant increases in raw materials’ costs.

During the 2nd quarter, TrinityRail shipments were 6,580 railcars, 9.5% greater than the 6,010 railcars shipped in the 1st quarter of 2008, and 5.7% less than the shipments in the 2nd quarter 2007. We expect combined shipments of between 14,000 and 15,000 railcars during the third and fourth quarters of 2008. Some of these shipments will come from our finished goods inventory of railcars built in advance of customers’ needs. We are currently reviewing our 2009 production plans. Based upon our current view of market demand, we anticipate decreasing our total production footprint going into 2009.

Most noteworthy is an anticipated decline in tank car production in 2009. Year-over-year industry tank car production will be significantly less than in 2008 and 2007. Ethanol production growth has slowed and many idle new tank cars have yet to be absorbed by the market. In fact, as Tim mentioned, we are converting two railcar production facilities to wind tower production and we are evaluating additional opportunities. These facilities, and the men and women working in them, embody the operating flexibility competency we strive to achieve at Trinity. This competency allows us to optimize our product mix in this case, to take advantage of the strong market demand for wind towers.

With regard to the railcar market, industry railcar orders during the 2nd quarter continued at a moderate pace. Approximately 12,150 railcar orders were placed industry wide during the 2nd quarter. This brings the industry total for the 1st 6 months of 2008 to over 22,300 railcars. At quarter end, the total industry backlog stood at approximately 62,320 railcars down 6% compared to the end of the 1st quarter. However, this is still a healthy backlog from an historical perspective and represents almost one year’s production at today’s industry operating levels. Recent order inquiries indicate 3rd quarter 2008 industry orders could again be in line with 2nd quarter order levels. Industry orders seem to have reached a stable level in the range of 10-12,000 railcars ordered each quarter as evidenced by the last 6 quarters. Independent forecasts place 2009 industry railcar production in the 40,000 — 50,000 car range which is consistent with the market inputs we review.

While making broad, general statements about the railcar market is tempting, it is more valuable to examine demand for various railcar types serving discreet end use markets. As you know, railcar demand shifts periodically from car type to car type. Order and inquiry levels in the 2nd quarter reflected steady demand for autoracks. A consumer shift to smaller, more fuel efficient autos has prompted demand for tri-level autoracks, currently in short supply. Replacement of early generation autoracks is also driving demand for new autoracks. Demand also strengthened for multiple types of covered hoppers used to transport agricultural products and for coal cars, both driven, in large part, by export demand and improved railroad system fluidity. We see continued weak demand in select markets such as intermodal, plastic pellet, center beam and box cars reflecting weakness in housing, automotive and consumer spending. We also see slowing demand for tank cars although replacement of smaller, less efficient tank cars and pending regulatory actions regarding hazardous commodities may spur demand in the near term.

During the 2nd quarter of 2008, TrinityRail received approximately 7,430 railcar orders raising our order total for the 1st half of 2008 to slightly more than 11,500 railcars. Many of these orders extend current production lines for a variety of railcars.  Specifically, we received orders from 3rd party leasing companies, railroads, industrial shippers and utilities for covered hoppers, coal cars, open top hoppers, mill gondolas, autoracks and tank cars. The diversity of our orders reflects the breadth of TrinityRail’s product line and customer base.

At the end of the 2nd quarter, TrinityRail’s firm order backlog was approximately 28,680 railcars; an increase of 2.6% over the 1st quarter of 2008. Our strong order backlog, which comprises 46% of the industry total, extends through 2009. This visibility enables effective production planning, materials sourcing and positions us to pursue additional operating efficiencies.

Our Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 2nd quarter.  TrinityRail shipped 3,170 new railcars to customers of our Leasing Company during the 2nd quarter – all subject to firm, non-cancelable leases.  This represented about 48% of TrinityRail’s 2nd quarter railcar shipments.  Our lease fleet has grown 18.5% to over 41,100 railcars compared to approximately 34,670 railcars in our lease fleet at the end of the 2nd quarter 2007.

Demand for railcar leasing continues to increase as evidenced by our strong leasing backlog. Our committed lease backlog as of June 30, 2008 was approximately 17,000 railcars or 60% of our total production backlog. We continue to see a long term trend for railroads and industrial producers to use their capital resources to acquire assets which are core to their businesses while relying on leasing for operating assets such as railcars.

Our lease fleet utilization remained at more than 99% at the end of the 2nd quarter 2008.  The average age of the railcars in our lease fleet is 4.6 years and the average remaining lease term is approximately 5.1 years.  These two key operating metrics underscore our ability to maintain high fleet utilization. During a market down turn our newer, highly productive railcars are less likely to be returned from lessees when their lease expires. Customers typically return older, less efficient railcars when they downsize their fleets. Our high average remaining lease term provides a hedge against short term market downturns therefore mitigating some remarketing risks.

In summary, moderate demand, excess industry capacity and increasing raw materials’ costs are creating a highly competitive environment. The initiatives TrinityRail put into place the last few years have helped position us well operationally to be successful in this highly competitive environment. Gains in operating efficiencies, however, will only partially offset raw materials’ cost increases. We must successfully raise the price of our railcars and our lease rates to reflect the rapidly rising railcar costs. The scale of our 41,100 railcar lease fleet and its continued growth provides financial stability, greater customer access and flexibility in placing railcars into the market. Leasing has been and will continue to be an important strategic tool integral to our successful performance.

I’ll now turn it over to Bill McWhirter.